Exhibit 10.31

PERFORMANCE UNIT AGREEMENT

GRANTEE NAME	NUMBER OF UNITS GRANTED	GRANT DATE	PERFORMANCE MEASUREMENT DATE
«Full_Name»	«Units»	«Grant_Date»	«Performance_Date»

I, «Full_Name», Social Security #«SSN», hereby accept the Equity-based Performance Units set forth in this Performance Unit Agreement, reflecting the grant on «Grant_Date» of «Units» units (“Performance Unit Agreement”) and agree to comply with the terms and conditions of the Performance Unit Agreement and of the Plan referenced in the Performance Unit Agreement.

By signing this cover sheet, you agree to all of the terms and conditions described in the attached Performance Unit Agreement and the Plan referenced therein.

Grantee:
(Signature)

Company:
Brian R. Gamache
Chief Executive Officer

PLEASE RETURN A COPY OF THIS SIGNED AGREEMENT TO:

WMS – Legal Department

Waukegan Office

PLEASE RETAIN THE ORIGINALLY SIGNED AGREEMENT FOR YOUR RECORDS

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

PERFORMANCE UNIT AGREEMENT

This Performance Unit Agreement (the “Performance Unit Agreement”) will evidence the grant to you on the Grant Date above approved by the Compensation Committee of the Board of Directors of WMS Industries Inc. (the “Company”) and ratified by the Board of Directors of «Units» units (the “Units”) under the Company’s 2005 Incentive Plan (the “Plan”). These Units are issued in accordance with and is subject to and conditioned upon all of the terms and conditions of this Performance Unit Agreement and the Plan as amended from time to time, provided, however, that no future amendment or termination of the Plan shall, without your consent, alter or impair any of your rights or obligations under the Plan, all of which are incorporated by reference in this Performance Unit Agreement as if fully set forth herein.

1. Performance Goals. The Company has set:

a.	A performance period (the “Performance Period”) commencing on «Performance Period Start Date» and ending on «Performance_Date» (the “Performance Measurement Date”).

b.	Performance goal(s) (the “Performance Goal(s)”) set forth on Exhibit A attached hereto and incorporated herein based on one or more of the following criteria: (1) revenues; (2) earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, incentives, service fees or extraordinary or special items; (3) net income or net income per common share (basic or diluted); (4) return on assets, return on net assets, return on investment, return on capital, or return on equity; (5) cash flow, free cash flow, cash flow return on investment, or net cash provided by operations; (6) economic value created or added; (7) operating margin or profit margin; (8) stock price, dividends or total stockholder return; and (9) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or value added, product development or introduction, geographic business expansion goals, cost targets, debt reduction, customer satisfaction, employee satisfaction, information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures.

c.	A performance matrix set forth on Exhibit A attached hereto and incorporated herein specifying the payout percentage (“Payout Percentage”) based on actual results vs. the Performance Goal(s).

2. Form and Timing of Payment. The Units represent the right to a certain payout (“Payout”) equal to (a) the number of Units multiplied (b) by the base unit (“Base Unit”) set forth on Exhibit A hereto and additionally multiplied by (c) the Payout Percentage. Such consideration shall be distributed to you as soon as practicable following the Performance Measurement Date; provided however, that no consideration shall be distributed unless and until the Compensation Committee determines the Payout Percentage in accordance with the matrix.

3. Termination of Employment. The Units shall terminate immediately if, during the Performance Period, your service or employment with the Company ceases for any reason. Notwithstanding the foregoing, the Units will not so terminate, if, during the Performance Period, (a) you voluntarily terminate your service or employment with the Company (i) as a result of your permanent and total disability or (ii) with the written consent of the Company (which written consent expressly sets forth a statement to the effect that you remain entitled to all or some portion of the Units) or (b) your service or employment is terminated by the Company for reasons other than for cause and the Company agrees in writing not to terminate all or any portion of the Units. The Units shall not be affected by any change in your position of service or employment so long as you continue to be an employee or a director of, or a consultant or an advisor to, the Company. If you should die during your service or employment with the Company within the Performance Period, on the Performance Measurement Date, your personal representatives or the person or persons to whom the Units shall pass by will or by the applicable laws of descent and distribution, will be entitled to receive a pro-rata amount of the Payout based on the portion of the Performance Period that you were in the service of or employed with the Company.

4. Forfeiture. The Compensation Committee may cancel, suspend, withhold or otherwise limit or restrict the Units at any time if you (i) are not in compliance with all applicable provisions of the Units or the Plan or (ii) engage in any activity inimical, contrary or harmful to the interests of the Company, including, but not limited to: (A) conduct related to the your service or employment for which either criminal or civil penalties against you may be sought, (B) violation of any policies of the Company, including, without limitation, the Company’s insider trading policy or anti-harassment policies or (C) participating in a hostile takeover attempt against the Company.

5. Change of Control. Notwithstanding any other provision herein, if a Change in Control (as defined in the Plan) shall occur during the Performance Period, then you shall be entitled to receive (a) if one of more of the Performance Goals has not been met at the time of the Change in Control, at least the Payout you would have received if the Payout Percentage were equal to 100%, (b) if all of the Performance Goals have been met or exceeded at the time of the Change in Control, the greater of (i) the Payout that you would have received if the Payout determination had been made on the date of the Change in Control date or (ii) the Payout determined on the Performance Measurement Date or (c) a greater Payout based on the determination by the Compensation Committee, in its sole and absolute discretion of the Payout Percentage, on the date of the Change in Control. Termination of your employment following a Change in Control will not terminate your right to receive the Payout set forth in this Section 5.

6. Restrictive Covenants. As a condition of and consideration for this grant of Units and in consideration for «Grant_Reason», you agree with the Company as follows:

a. Acknowledgments. You acknowledge that:

i.	The Company is engaged in the business of designing, developing, manufacturing, selling, leasing and distributing gaming devices (e.g., without limitation, video and reel spinning slot machines, video poker games, video lottery terminals, local progressives and wide-area progressive systems), related hardware and software, as well as ancillary products associated with such gaming devices, including without limitation marketing materials, chairs, and signage (“Business”).

ii.	As an integral part of its business, the Company develops and maintains proprietary, confidential and trade secret information relating to both specific gaming machines and gaming machines generally, as well as those being developed, its Business, including, but not limited to, information related to design, product development plans and strategies, techniques for game design and development, knowledge regarding and plans for the integration of hardware and software, product maintenance and operations, game and bonus concepts, product and marketing strategies, new game concepts, mathematical formulas, license agreements, research regarding players’ behavior and trends in the gaming industry and game themes, licensed and non-licensed themes, and strategic marketing.

iii.	The Company undertakes various efforts and measures to maintain the secrecy and confidentiality of its proprietary, confidential and trade secret information.

iv.	You have or will have access to and knowledge of such proprietary, confidential and trade secret information.

v.	The scope of the covenants and restrictions on future employment set forth below, including with respect to time, territory and industry are reasonable and fair and are necessary for the protection of the Company’s proprietary, confidential and trade secret information.

vi.	The scope of the covenants and restrictions contained herein in no way limit you from utilizing in future employment your general skills and abilities as well as the general and non-proprietary, non-confidential and non-trade secret information and knowledge that you have or will obtain, acquire and develop in the course of employment with the Company.

vii.	For a period of one (1) year following termination of your employment with the Company, you would not be able to work for a competing Business anywhere in the world without using or disclosing the proprietary, confidential or trade secret information of the Company, regardless of any measures taken by you or a future employer to protect and preserve the Company’s proprietary, confidential or trade secret information.

viii.	You have both general and specific skills and abilities that are beneficial across many industries outside of the Business and which are located throughout the world, including throughout the United States. Further, you represent and warrant that you have available sufficient means of support so that observance of and adherence to the covenants contained herein shall not deprive you of the ability to earn a livelihood or support your dependents.

b. Covenants. You hereby covenant and agree that during your employment by the Company and for a period of one (1) year following your voluntary termination of employment or any termination of your employment by the Company for cause or without cause:

i.	You shall not engage or participate in, or assist, advise or otherwise be connected with (including as an employee, independent contractor, owner, partner, member, shareholder, officer, director, advisor, consultant, lender, supplier, agent or otherwise) a business located anywhere in the world which is engaged in the design, development, importation, manufacture, leasing, distribution and/or sale of gaming devices, or component parts for gaming devices or related hardware and software, as well as ancillary products associated with such gaming devices, including without limitation marketing materials, chairs, and signage; provided, however, that nothing in this agreement shall prevent you from acquiring or owning, as a passive investment, up to one percent (1%) of the outstanding voting securities of an entity engaged in a competing Business which securities are publicly traded in any recognized national securities market;

ii.	You shall not solicit or attempt to solicit (i) any person, company or entity who is or has been a customer of the Company during the one (1) year period prior to the termination of your employment at the Company to do business with any person, company or entity other than the Company, or (ii) solicit for employment or employ any employee of the Company or any person who is or was employed by the Company during the one (1) year period prior to the termination of your employment at the Company, or take any actions which are calculated to persuade any such person to terminate his or her association with the Company.

c. Injunctive Relief. You acknowledge that any violation or threatened violation by you of the covenants contained in this agreement would cause material and irreparable harm to the Company and that the Company would not have an adequate remedy at law because is will be difficult or impossible to establish the full and precise monetary value of such damage. The Company agrees that, in addition to any and all other remedies available to it at law or in equity, the Company shall have the right to have your violation or threatened violation of any of the covenants contained herein restrained by equitable relief, including, but not limited to, a temporary restraining order, a preliminary injunction, a permanent injunction, or such other alternative relief as may be appropriate, without the necessity of the Company posting any bond. In the event you breach the covenants contained herein, the restricted period applicable to you shall be extended for the period of such breach.

d. Indemnification. You agree to indemnify, save and hold harmless the Company from and against any and all claims, damages, losses and expenses (including reasonable attorneys’ and expert witness fees) resulting from or arising out of any breach by you of this Agreement, or incurred by the Company in enforcing this Agreement against you.

e. Other Limitations. The provisions of this Section 6 are in addition to the award forfeiture provisions set forth in Section 10 of the Plan and in no way modify, amend or change such Plan provisions.

7. Severability. Should a court of competent jurisdiction deem any of the provisions in this Performance Unit Agreement to be unenforceable in any respect, including a determination that the territorial, temporal and scope limitations (or any absence thereof) of Section 6 are impermissibly overbroad, it is the intention of the parties to this Performance Unit Agreement that this Performance Unit Agreement be deemed, without further action on the part of the parties hereto, modified, amended and limited to the extent necessary to render the same valid and enforceable. It is further the parties’ intent that all provisions not deemed to be overbroad shall be given their full force and effect.

You acknowledge that you are freely, knowingly and voluntarily entering into this Agreement after having an opportunity for consultation with your own independent counsel.

8. Choice of Law. This Performance Unit Agreement shall be governed by and construed and interpreted in accordance with the substantive laws of the State of Delaware, without giving effect to any conflicts of law rule or principle that might require the application of the laws of another jurisdiction.

9. Securities Laws. The Company shall not be obligated to issue any shares pursuant to this Performance Unit Agreement if, in the opinion of counsel to the Company, the shares to be so issued are required to be registered or otherwise qualified under the Securities Act of 1933, as amended, or under any other applicable statute, regulation or ordinance affecting the sale of securities, unless and until such shares have been so registered or otherwise qualified.

10. Income Taxes. It is understood that the Company may establish, from time to time, appropriate procedures to provide for payment or withholding of such income or other taxes as may be required by law to be paid or withheld in connection with the Units. By the execution hereof, you hereby agree to pay to the Company or your Employer all such amounts requested by the Company to permit the Company to take any tax deduction available to it resulting from the Units. You also agree to comply with any procedures established, from time to time, by the Company to ensure that the Company receives prompt notice of the occurrence of any event which may create, or affect the timing or amount of, any obligation to pay or withhold any such taxes or which may make available to the Company any tax deduction resulting from the occurrence of such event.

EXHIBIT A

PERFORMANCE GOAL(S), MATRIX AND BASE UNIT

PERFORMANCE GOAL(S):

MATRIX:

Cash Flow % of Target Achieved	Percentage Payout %
150%
140
130
120
110
100
90
80
70
60
50
	70%	75	80	85	90	95	100	105	110	115	120	125	130	Revenue% of Target Achieved

BASE UNIT: One share of Common Stock

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